QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.32

November 21, 2000

Mr. A. John Novak
2 Cedar Ridge Drive
Chester, NJ 07930

Dear John:

        I am very pleased to confirm our offer of the position of Senior Vice President and Chief Information Officer. This letter provides a confirmation of the compensation and benefits offered to you.

Salary:	$275,000 annually with a regular annual review beginning in January 2002.
Bonus:
Participation in our executive bonus plan with a target bonus of 40% of base pay. A copy of the bonus plan is enclosed for your review. For the business plan year 2001, your bonus will be guaranteed at 40% of base pay prorated.
Stock Options:
Participate in our Non-qualified Stock Option Plan with an initial grant of options to purchase 100,000 shares of Meditrust common stock (pending approval of the Board of Directors). The exercise price for the options will be set at fair market value on the date of employment. These options vest over four years—25% on each of the successive anniversary dates of the effective date of your employment, pursuant to the stock option plan.
Stock Grant:	Company will issue to you a Restricted Stock Grant for 50,000 paired shares with a cost of $.20 per paired share and which "cliff" vest at the end of three years from date of your employment.
Signing Bonus:	$100,000 (subject to standard tax withholding) will be paid to you upon commencement of employment with the company.
Car Allowance:	You will receive a car allowance of $1,100 per month in lieu of reimbursement for use of your personal vehicle for business.
Vacation:	You will be eligible to take three weeks of vacation each calendar year.
Other benefits:
Enclosed you will find a detailed explanation of our health, life, dental, long term disability and other benefit plans. You are eligible to enroll in our Flexible Benefits program on the first of the month after one full month of service.
Relocation:
Company will pay for the closing costs associated with the sale of your house in Chester and the closing associated with the purchase of a house in Dallas. Company will pay for the cost of packing, moving and unpacking for the move to Dallas. Temporary living expenses in Dallas and expenses associated with commuting on a temporary basis between Chester and Dallas will also be covered. Any payments for relocation costs will include tax gross-up amount so that you are left with an after-tax amount equal to the relocation costs.

Severance:
Although La Quinta does not have employment contracts for our officers, we will commit that if you are terminated from the company without cause, that your severance payment will be one year salary and target bonus. Also, an additional 20% of the initial grant of options to purchase 100,000 shares of Meditrust common stock not yet fully exercisable shall accelerate and become exercisable. Furthermore, in the event you are terminated without cause, you will be entitled to continue to receive during the severance period such company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination. In the event your employment with La Quinta is terminated voluntarily or by reason of death, disability (which entitles you to coverage under the long-term disability plan) or for "cause," no severance would be due or payable. For purposes thereof, "cause" shall be (a) your willful and continuing failure to discharge your duties and responsibilities to La Quinta, (b) any material act of dishonesty involving La Quinta, (c) conviction of a felony. Any disputes arising out of this arrangement will be arbitrated in the State of Texas under the rules of the American Arbitration Association. The judgment of the arbitrator is final. The prevailing party gets costs and attorneys' fees paid. If termination of employment were due to a change of control, then your severance would be two years salary and two years target bonus. You will be entitled to continue to receive during the two year severance period such company provided group health insurance, life insurance and long-term disability coverage as are in effect for you at the time of termination. Furthermore, all un-vested Stock Options and Restricted Stock Grants will vest.
Start Date	Your start date is: December 29, 2000.

        Please call me if you have any questions regarding this letter, as it is important for both of us to have a clear and complete understanding as possible. Vito Stellato, our Senior Vice President of Human Resources is also available to answer any questions regarding benefits and relocation. Please feel free to contact him at 214-492-6758.

        I look forward to working with you and am confident that you are capable of making a significant contribution to the success of La Quinta. Welcome aboard.

Sincerely,

/s/ Butch

Francis W. Cash
President and CEO

:lmb

Encl.

EMPLOYEE'S ACCEPTANCE

        I have received and read the attached offer letter, and agree to the terms outlined for the position of Senior Vice President and Chief Information Officer.

/s/ A. JOHN NOVAK Signature of Employee	/s/ A. JOHN NOVAK Printed Name
12/7/2001 Date

QuickLinks

  Exhibit 10.32
EMPLOYEE'S ACCEPTANCE